Options Outstanding - Granted by resolution of the Board of Directors

Option granted on 12/28/97 for 4,000,000 common shares at $.01 per share to William Kettle, presently unexercised.

Option granted on 12/28/98 for 4,000,000 common shares at $.01 per share to William Kettle, presently unexercised.